Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, dated October 30, 2014) pertaining to the Allegiant Travel Company 2014 Employee Stock Purchase Plan of our reports dated February 28, 2014, with respect to the consolidated financial statements of Allegiant Travel Company, and the effectiveness of internal control over financial reporting of Allegiant Travel Company included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Las Vegas, Nevada
October 30, 2014